May 17, 2004

Gentlemen:

     This letter will confirm the mutual understanding and agreements among ARC Communications Inc. ("ARC"), RoomLinX, Inc. ("RoomLinX") and Wellfleet Partners ("Wellfleet") with respect to Wellfleet introducing Mr. Aaron Dobrinsky and Mr. Frank Elenio to ARC, and the consideration to which the parties hereto have agreed. Those terms and conditions are as follows:

     1. In consideration for introducing Mr. Aaron Dobrinsky and Mr. Frank Elenio to ARC and facilitating their employment with ARC, upon the execution of employment agreements between each of Mr. Dobrinsky and ARC and Mr. Elenio and ARC, ARC shall pay Wellfleet $7,500.00 in cash and issue to Wellfleet 250,000 shares of common stock, par value $.001 per share, of ARC.

     2. The consideration described and set forth above shall constitute satisfaction by ARC and RoomLinX of any and all claims, if any, by Wellfleet, for compensation or any other pay for which Wellfleet is or may be entitled from ARC or RoomLinX.

     3. Each of ARC, RoomLinX and ARC's and RoomLinX's heirs, executors, administrators, agents, representatives, attorneys, successors and assigns waive, release and forever discharge Wellfleet and Wellfleet's executors, administrators, board of directors, officers, shareholders, employees, members, agents, representatives, attorneys, successors and assigns (collectively, "Wellfleet Releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever against Wellfleet and any Wellfleet Releasee, ARC, RoomLinX and ARC's and RoomLinX's heirs, executors, administrators, agents, representatives, attorneys, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, the foregoing release in no way releasing or discharging Wellfleet or any Wellfleet Releasee from its obligations to ARC, RoomLinX or otherwise under this Agreement.

     4. Wellfleet and Wellfleet's heirs, executors, administrators, agents, representatives, attorneys, successors and assigns waive, release and forever discharge ARC, RoomLinX and ARC's and RoomLinX's executors, administrators, board of directors, officers, shareholders, employees, members, agents, representatives, attorneys, successors and assigns (collectively, "ARC-RoomLinX


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Releasees")  from all actions,  causes of action,  suits,  debts,  dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever against ARC, RoomLinX and
any  ARC-RoomLinX   Releasee,   Wellfleet  and  Wellfleet's  heirs,   executors,
administrators, agents, representatives, attorneys, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, the foregoing release in no way releasing or discharging ARC, RoomLinX or any ARC-RoomLinX Releasee from its obligations to Wellfleet or otherwise under this Agreement.

     6. Wellfleet acknowledges that its choice to waive any potential claims in return for the benefits set forth above was made after careful thought, and after an opportunity to consult with an attorney, which ARC and RoomLinX have advised Wellfleet to do.

     7. Wellfleet represents and agrees that it will keep the terms and amounts in this Agreement confidential and that it will not disclose, divulge or furnish such confidential information to any person other than Wellfleet's attorneys and accountants (all of whom will be informed of and bound by this confidentiality provision) or, if necessary to any applicable taxing authorities.

     8. It is understood and agreed that in signing this Agreement, Wellfleet has not relied upon any representation or statement not set forth herein with regard to all issues or the effect of this Agreement.

     9. This Agreement shall be binding upon the parties hereto and their respective successors.


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                  [Remainder of Page Intentionally Left Blank]

     10. This Agreement contains the entire understanding between the parties hereto concerning the subject matter hereof, supersedes any and all prior agreements among the parties with respect to the subject matter hereof, and may not be changed, modified, or altered, nor any of its provisions waived except by an agreement in writing signed by the parties hereto.


                                          ARC Communications Inc.


                                          By: /s/ Peter A. Bordes
                                              -----------------------
                                              Peter A. Bordes, Jr.
                                              Chief Executive Officer


                                          RoomLinX, Inc.


                                          By: /s/ Robert Lunde
                                              -----------------------
                                              Name:Robert Lunde
                                              Title: Chief Executive Officer


                                          Wellfleet Partners


                                          By: /s/ Marc Lev
                                              -----------------------
                                              Name:Marc Lev
                                              Title:CEO